Exhibit 10.1

CONFIDENTIAL
March 8, 2021

Francis J. Leto

[Intentionally omitted]

Dear Frank:

As you are aware, Bryn Mawr Bank Corporation (“BMBC”), is entering into a merger agreement with WSFS Financial Corporation (the “Merger Agreement”), pursuant to which WSFS Financial Corporation will acquire BMBC and its wholly owned subsidiary, Bryn Mawr Bank (the “Transaction”). Following the closing of the Transaction (the “Closing Date”), BMBC’s operations, including the operations of BMBC Bank, will be merged with those of WSFS Financial Corporation and Wilmington Savings Fund Society, FSB (collectively, “WSFS”). References to “BMBC” in this offer letter refer to BMBC or any affiliate of BMBC (including BMBC Bank).

In anticipation of the Transaction, you and WSFS have agreed that effective as of the Closing Date, and subject to our customary interview and onboarding process, you shall be designated to serve as a member of the boards of directors of WSFS Financial Corporation and Wilmington Savings Fund Society, FSB (collectively the “WSFS Boards”) and that the relationship between you and WSFS shall be governed by the terms and conditions of this letter agreement (this “Letter”). Importantly, your designation to serve as a member of the WSFS Boards, and the terms and conditions of this Letter, are contingent on the closing of the Transaction and, unless you are terminated without Cause (as defined in your BMBC Executive Change-of-Control Severance Agreement, dated as of November 2, 2009 (the “BMBC CIC Agreement”)), your continued employment with BMBC through the Closing Date. Unless effective earlier, your termination from employment will be effective as of the closing.

1.             Term; Positions; Location.

a.             Agreement Term. Except as otherwise set forth below, the terms and conditions contained in this Letter shall be effective during the Agreement Term. “Agreement Term” shall be the period beginning on the Closing Date and ending on the thirty-six month anniversary of the Closing Date.

b.             Directorship. You shall be designated to serve as a member of the WSFS Boards. As a member of the WSFS Boards, you shall devote such time and efforts as is consistent with the requirements and expectations of WSFS for members of the WSFS Boards generally. Your position on the WSFS Boards shall terminate upon your cessation of service on the WSFS Boards as a result of resignation, removal or otherwise. For the avoidance of doubt, nothing in this Letter, including the length of the Agreement Term, is intended to limit, restrict, modify or otherwise affect the rights of the stockholders and directors, as applicable, to appoint, elect or remove directors in accordance with the terms of the certificate of incorporation or by-laws of WSFS.

c.             Location and Administrative Assistant. You may continue to use your BMBC office for up to six months following the Closing Date. During this time, your current assistant, Mary Bradley, will support you and WSFS will continue to employ Ms. Bradley for at least 12 months following the Closing Date at a base salary that is no less than the base salary provided to Ms. Bradley immediately prior to the Closing Date.

2.             Payments and Benefits.

a.            Board Fees. During the period that you serve as a member of the WSFS Boards, WSFS shall pay to you such fees as are generally paid to other members of the WSFS Boards.

b.            Reimbursements. WSFS shall reimburse you for reasonable and customary out-of-pocket expenses incurred by you in connection with the performance of services pursuant to this Letter in accordance with WSFS’s standard reimbursement policies applicable to members of the WSFS Boards.

c.            Additional Consideration. As additional consideration for your agreements and undertakings in this Letter, WSFS shall pay you $500,000 (the “Additional Consideration”) in a lump sum within thirty days following the Closing Date.

3.             Restrictive Covenants.

a.             Non-Competition and Non-Solicitation.

i.               You agree that during the Restricted Period (as defined below) you shall not, anywhere where WSFS, BMBC or any of their affiliates conduct business of as of the Closing, (1) engage in or actively prepare to engage in, as a director, officer, employee, consultant, or advisor, the business of wealth management services or trust services in any capacity, including duties and responsibilities similar to those you have undertaken for WSFS, BMBC or any of their affiliates, (2) own, invest in or lend money to any entity that engages in the business described in clause (1); provided, however, that this clause (2) shall not prohibit you from owning, solely as a passive investment, up to 5% of any publicly traded company, (3) render competing services to, or with respect to such services, solicit, any client of WSFS, BMBC or any of their affiliates for whom you performed services on behalf of WSFS, BMBC or their affiliates, or (4) render competing services to, or with respect to such services, solicit, any potential client of WSFS, BMBC or their affiliates with whom you had contact on behalf of WSFS, BMBC or their affiliates.

ii.            You further agree that during the Restricted Period you shall not, anywhere within one hundred miles of Bryn Mawr, Pennsylvania, (1) engage in or actively prepare to engage in, as a director, officer, employee, consultant, or advisor, the business of commercial or consumer banking or lending services in any capacity or (2) own, invest in or lend money to any entity that engages in the business described in clause (1); provided, however, that this clause (2) shall not prohibit you from owning, solely as a passive investment, up to 5% of any publicly traded company.

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.                 For clarity, your obligations under paragraphs (3)(a)(i) and 3(a)(ii), above, shall not prohibit you from participating in, consulting for, or otherwise engaging with a private equity firm or hedge fund, regardless of investment type, provided that, in connection with such engagement, you do not consult for or with respect to any wealth management or trust services business operating within 100 miles of Bryn Mawr, Pennsylvania, in which such firm or fund is invested or may invest.

i.                You further agree that during the Restricted Period you shall not, on your own behalf or on behalf of any person or entity, other than WSFS and its affiliates, directly or indirectly solicit for competitive purposes, or otherwise solicit with respect to wealth management services, any person or entity who is or was a current or prospective client of BMBC during the last two years of your employment with BMBC (“BMBC Clients”) or a current or prospective client of WSFS or any of its affiliates during your service as a director to WSFS, provided that you shall not be in breach of this paragraph 3(a)(iv) with respect to solicitation of any clients or prospective clients of WSFS or its affiliates with whom you had no contact through WSFS or BMBC, if, upon written notice from WSFS, you promptly cease such solicitation and cooperate with WSFS to cure such solicitation, if curable.

ii.               You further agree that during the Restricted Period, you shall not solicit, attempt to solicit, hire or participate in the recruitment of any employee of WSFS or its affiliates, provided that the placement of a general advertisement not directed at employees of WSFS or its affiliates shall not violate this covenant. This restriction shall only apply to anyone who is then, or was within six months prior to such solicitation, attempt, hiring or recruitment, an employee of WSFS, BMBC or their affiliates. Notwithstanding the foregoing, the solicitation and/or hiring of Mary Bradley, your current administrative assistant, shall not be a violation of this paragraph 3(a)(v).

b.             Non-Disclosure of Confidential Information. You covenant and agree that the Confidential Information (as defined below) is a valuable, special, and unique asset of BMBC and WSFS. You will use Confidential Information solely for purposes of performing your duties for WSFS, and you will return any and all Confidential Information in your possession upon the request of WSFS at any time. You further agree that you will not use or disclose to others any Confidential Information, except as authorized in writing by WSFS. You further agree that WSFS owns the Confidential Information and that you have no rights, title, or interest in any of the Confidential Information. You further agree that your confidentiality obligations described herein shall continue for so long as the Confidential Information remains confidential and shall not apply to any information that becomes generally known to the public through no fault or action of your own. Notwithstanding this paragraph 3(b), nothing in this Letter shall prohibit you from reporting possible violations of law to a governmental agency or entity or require you to seek authorization or notify WSFS if you makes such reports. You are hereby advised that you may be entitled to immunity from liability for certain disclosures of trade secrets under the Defend Trade Secrets Act, 18 USC § 1833(b). The provisions of this paragraph 3(b) shall survive the expiration or termination of the Agreement Term for any reason.

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c.             Acknowledgments. By signing this Letter, you acknowledge and agree that the restrictions contained in this paragraph 3 are no broader than are necessary to protect WSFS’s legitimate business interests, are reasonable in both scope and duration, and do not unduly restrict your ability to pursue your chosen livelihood. You further acknowledge (i) that WSFS would not have entered into the Merger Agreement, (ii) that WSFS would not have agreed to this offer to designate you as a member of the WSFS Boards and the other terms and conditions in this Letter, including the provision of the Additional Consideration, and (iii) that WSFS would not have agreed to provide you with access to Confidential Information, if you did not agree to the provisions of this paragraph 3. Additionally, you acknowledge that you will receive certain benefits in connection with the Transaction, including payments in respect of the BMBC equity you hold.

d.            Reformation and Enforceability. It is the intention of the parties that if any of the restrictions set forth in this paragraph 3 are found by a court of competent jurisdiction to be overly broad, unreasonable, or otherwise unenforceable then these restrictions shall be modified and enforced to the greatest extent that the court deems permissible. Each of the obligations in this paragraph 3 are independent, separable and enforceable independent of each other.

e.             Definitions. For the purposes of this Letter, including this paragraph 3:

i.            “Confidential Information” shall mean any and all trade secrets, confidential and proprietary information, and all other information and data of WSFS and its affiliates (inclusive of predecessor companies that have been acquired by WSFS, including BMBC) that is generally unknown to third persons who could derive economic value from its use or disclosure including, but not limited to, non-public customer information, including customer lists, customer requirements, customer needs, customer purchasing histories, and customer sales trends; product and services cost pricing and varying supplies and vendor information including costs, discount and rebate programs, and logistics information; and operational, financial, and marketing information propriety to or held confidential by WSFS. Confidential Information may be contained in writing or in any other tangible medium of expression, including work product created by you in rendering services for WSFS; provided, however, that the term “Confidential Information” does not include any information that (1) is now in or subsequently enters the public domain other than as a result of your violation of a confidentiality obligation to WSFS, BMBC or their affiliates or (2) is lawfully communicated to you by a third party, free of any confidential obligation, subsequent to the time of communication thereof by, through or on behalf of WSFS.

ii.            Restricted Period: “Restricted Period” shall mean the period beginning on the Closing Date and ending at the expiration of the Agreement Term, regardless of when your service as a director ends.

4.             Contingent on Closing. As noted above, payment of the Additional Consideration and all other terms and conditions contained in this Letter are contingent on the closing of the Transaction as contemplated by the Merger Agreement and, except as noted above, your continued employment with BMBC through the Closing Date. In the event that the closing of the Transaction does not occur for any reason, including the termination of the Merger Agreement in accordance with its terms, this Letter will be null and void.

5.             Return of Property. Upon the request of WSFS, you agree to surrender to WSFS all proprietary or Confidential Information and articles and property that belong to WSFS, except that you will be permitted to retain your current mobile phone, ipads and laptop computer provided that that WSFS will be permitted to remove all Confidential Information from the same.

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6.             Taxes and Withholding.

a.            Withholding. All amounts payable hereunder will be subject to applicable taxes and withholding. Regardless of the amount withheld, you are solely responsible for paying all required taxes (other than WSFS’s share of employment taxes, where applicable) on all payments made.

b.             Section 409A. It is intended that all payments described in this Letter comply with, or are exempt from, Section 409A (“Section 409A”) of the Internal Revenue Code (the “Code”); provided, however, that nothing herein shall be interpreted to transfer liability for any tax (including any due as a result of a violation of Section 409A) from you to WSFS or any other person or entity. This Letter shall be interpreted and administered to maximize the exemptions from Section 409A and, to the extent this Letter provides for deferred compensation subject to Section 409A, to comply with Section 409A. To the extent necessary to comply with Section 409A, in no event may you, directly or indirectly, designate the taxable year of payment. The parties agree that this Letter may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A in order to preserve the payments and benefits provided hereunder without additional cost to either party.

c.             Section 280G. If any benefits payable to you by BMBC or WSFS or their affiliates (i) are “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this paragraph 6(c), would be subject to the “golden parachute” excise tax imposed by Code Section 4999, then the benefits payable to you will be reduced to a level that will result in no tax under Code Section 4999 unless it would be better economically for you to receive all of the benefits and pay the excise tax. Any determination required under this paragraph 6(c) will be made in by an independent professional services firm chosen and paid for by WSFS. Before and after the Closing Date, you agree to reasonably negotiate in good faith with WSFS to implement measures to minimize any payments or benefits from being characterized as “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code.

d.            Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from WSFS. You agree that WSFS does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against WSFS or any of its affiliates related to tax liabilities arising from your compensation.

7.             BMBC Change-of-Control Severance Agreement. The Merger Agreement provides that BMBC may terminate the BMBC CIC Agreement prior to, and contingent upon, the Closing. You hereby agree and acknowledge that if the BMBC CIC Agreement is so terminated and (i) on or before the next payroll date practical following the Closing Date, you are paid, subject to applicable taxes and withholding, a cash payment equal to $2,012,484.72, and (ii) to the extent unpaid prior to Closing, you are paid on or before January 31, 2022, subject to applicable taxes and withholding, a cash payment equal to $358,582, which is your target Annual Incentive Plan opportunity for 2021, then you shall have no further rights under or with respect to the BMBC CIC Agreement, and you agree that you will not challenge or object to such termination. In addition, all of your outstanding time and performance based BMBC restricted stock units granted pursuant to the Amended and Restated Bryn Mawr Bank Corporation 2010 Long Term Incentive Plan will vest upon the Closing Date as set forth in the Merger Agreement.

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8.             Miscellaneous Provisions

a.            Entire Agreement. This Letter constitutes the entire agreement between the parties and supersedes all prior agreements and understandings relating to the subject matter of this Letter, including any agreement between you and BMBC, WSFS, or any of their affiliates, whether written or oral, except as set forth above with respect to the BMBC CIC Agreement; for clarity, the Merger Agreement is independent of this Letter. You hereby agree and acknowledge that your BMBC Executive Change-of-Control Severance Agreement and any other agreements with BMBC are terminated as of the Closing Date; the foregoing does not apply to BMBC equity grants or vested BMBC equity rights, which shall each be treated in accordance with the provisions of the Merger Agreement. Notwithstanding the foregoing, any existing covenants regarding non-competition and non-solicitation to which you are bound with BMBC and its affiliates are not superseded by this Letter and will continue in effect following the Closing Date in accordance with their terms. Your position as a member of the WSFS Boards shall be subject to the policies and governing documents of the WSFS Boards, including the WSFS certificate of incorporation and the by-laws of WSFS.

b.             Governing Law; Dispute Resolution; Remedies. This Letter shall be governed by and construed in accordance with the laws of Pennsylvania (without regard to conflict of laws principles), and any dispute pertaining to or arising out of this Letter shall be brought only in the state or federal courts located within Montgomery County, Pennsylvania. By signing this Letter you irrevocably consent to the personal jurisdiction of the state and federal courts located within Pennsylvania. You agree that any breach or threatened breach of your obligations in paragraph 3 will cause WSFS substantial and irrevocable damage for which it would have no adequate remedy at law and you therefore agree that WSFS will be entitled to injunctive relief in the event of any such breach or threatened breach, without the necessity of showing actual damages or that monetary damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. Each right, obligation and remedy set forth in this Letter shall be cumulative and in addition to the other rights, obligations and remedies set forth herein or under other agreements, at law or in equity.

c.             Counterparts. This Letter may be executed in counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

d.            Assignment. The provisions of this Letter shall bind and inure to the benefit of WSFS and its successors and assigns. You may not assign this Letter.

e.             Amendment and Waiver. No failure or delay on the part of you or WSFS in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Any amendment, supplement or modification of or to any provision of this Letter and any waiver of any provision of this Letter shall be effective (i) only if it is made or given in writing and signed by each party hereto or, in the case of a waiver, by the party granting the waiver and (ii) only in the specific instance and for the specific purpose for which made or given.

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f.              Severability. If any provision of this Letter is held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Letter shall not be affected or impaired in any way.

g.            Construction. You and WSFS agree that you each have been represented by counsel during the negotiation and execution of this letter and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. The headings in this Letter are only for convenience and are not intended to affect construction or interpretation. The words “include,” “includes” and “including,” when used in this Letter, will be deemed to be followed by the phrase “but not limited to”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Letter shall refer to this Letter as a whole and not to any particular provision of this Letter. As used in this Letter, an “affiliate” of an entity shall mean a second entity controlling, controlled by or under common control with such first entity.

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We hope you will indicate your acceptance of the terms of this Letter set forth above by signing and dating in the spaces indicated below.

Sincerely,

/s/ Rodger Levenson
Rodger Levenson
Chairman, President and Chief Executive Officer
WSFS Financial Corporation

/s/ Rodger Levenson
Rodger Levenson
Chairman, President and Chief Executive Officer
Wilmington Savings Fund Society, FSB

I acknowledge that I have read, understand and agree to the terms and conditions of this Letter:

Francis J. Leto

3/9/2021	/s/ Francis J. Leto
Date	Signature